SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

        Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): August 9, 1999

                           COPLEY PHARMACEUTICAL, INC.
             (Exact name of registrant as specified in its charter)

                                    Delaware
         (State or other jurisdiction of incorporation or organization)

         0-20126                                    04-2514637
(Commission File Number)                   (IRS Employer Identification No.)

25 John Road
Canton, Massachusetts                               02021
(Address of principal executive offices)          (Zip Code)

                               (781) 821-6111
              (Registrant's telephone number, including area code)
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Item 5.           Other Events.

On August 10, 1999 Copley Pharmaceutical, Inc. announced that Copley and Teva Pharmaceuticals USA, Inc., Teva Pharmaceutical Industries Ltd.'s U.S. subsidiary, have executed a definitive merger agreement providing for the acquisition by Teva-USA of all the outstanding shares of Copley for $11.00 per share in cash. The transaction is valued at approximately $220 million.

The merger agreement provides for a cash tender offer by Caribou Merger Corporation, a subsidiary of Teva-USA, for all outstanding Copley shares at $11.00 per share. The tender offer will be commenced within five business days. The tender offer will be conditioned upon, among other things, there being validly tendered and not withdrawn, at least a majority of the outstanding shares of Copley, and the expiration of appropriate waiting periods under the Hart-Scott-Rodino Antitrust Act. The offer is not subject to any financing condition, and the obligations of Teva-USA under the merger agreement have been guaranteed by Teva Pharmaceutical Industries Limited. Any Copley shares not purchased pursuant to the tender offer will be acquired in a subsequent merger at the same $11.00 per share cash price.


Item 7.  Exhibits

99.1 Joint press release of the  Registrant and Teva  Pharmaceutical  Industries
Ltd.

                              SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


DATE                          COPLEY PHARMACEUTICAL, INC.
August 10, 1999



                              /s/ Daniel M.P. Caron
                              ---------------------
                              Daniel M. P. Caron
                              Vice President, Finance, Chief Financial
                              Officer and Treasurer(Principal Financial Officer)